UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 25, 2025
____________________

Civeo Corporation
(Exact name of registrant as specified in its charter)

British Columbia, Canada	1-36246	98-1253716
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Allen Center

333 Clay Street,	Suite 4400

Houston,	Texas	77002
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (713) 510-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value	CVEO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 25, 2025, Civeo Corporation (“Civeo”) entered into a cooperation agreement (the “Cooperation Agreement”) with Engine Capital LP and certain of its affiliates (collectively, “Engine Capital”).

Pursuant to the Cooperation Agreement, Civeo agreed to appoint (i) Jeffrey B. Scofield to the Board of Directors of Civeo (the “Board”) as a Class I director, with an initial term expiring at Civeo’s 2027 annual general meeting of shareholders (the “2027 Annual Meeting”), and (ii) Daniel B. Silvers to the Board as a Class III director, with an initial term expiring at Civeo’s 2026 annual general meeting of shareholders (the “2026 Annual Meeting”). Civeo also agreed to nominate Mr. Silvers as a director for election to the Board at the 2026 Annual Meeting, with a term expiring at the 2027 Annual Meeting. The Cooperation Agreement provides for customary director replacement procedures in the event that Mr. Silvers ceases to serve as a director under certain circumstances as specified in the Cooperation Agreement.

Pursuant to the Cooperation Agreement, Civeo also agreed to appoint Mr. Scofield to the Audit Committee and the Finance and Investment Committee of the Board and Mr. Silvers to the Compensation Committee and the Environmental, Social, Governance and Nominating Committee of the Board.

The Cooperation Agreement contains certain customary standstill restrictions, voting commitments, expense reimbursement and other provisions, such as a mutual non-disparagement provision, which will remain in effect until the date that is the earlier of (i) 30 days prior to the deadline for the submission of shareholder director nominations for the 2027 Annual Meeting and (ii) 120 days prior to the first anniversary of the 2026 Annual Meeting, subject to extension in the event the Company irrevocably offers to re-nominate Mr. Silvers at the 2027 Annual Meeting and Engine Capital accepts such offer (the “Termination Date”). Civeo agreed that the Board’s size shall be no greater than nine members without Engine Capital’s written consent from the conclusion of the 2026 Annual Meeting until the Termination Date.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2025, the Board appointed Mr. Scofield to the Board as a Class I director, with an initial term expiring at the 2027 Annual Meeting, and Mr. Silvers to the Board as a Class III director, with an initial term expiring at the 2026 Annual Meeting. In connection with Mr. Scofield’s and Mr. Silvers’ appointments, the Board increased the size of the Board from nine to eleven members.

The Board has also appointed Mr. Scofield to the Audit Committee and the Finance and Investment Committee and Mr. Silvers to the Compensation Committee and the Environmental, Social, Governance and Nominating Committee.

Each of Messrs. Scofield and Silvers will receive an annual retainer of $75,000 for their service on the Board and, commencing at Civeo’s next annual shareholders’ meeting, annual restricted share awards valued at $125,000 based on the closing share price of Civeo’s common shares on the applicable grant date.

In addition, upon their appointment, the Board agreed to grant each of Messrs. Scofield and Silvers restricted share awards valued at $125,000 based on the closing share price of Civeo’s common shares on November 26, 2025, which shall be the grant date.

Civeo intends to enter into its form of director and executive officer indemnification agreement with each of Mr. Scofield and Mr. Silvers, a copy of which has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K12B filed with the U.S. Securities and Exchange Commission on July 17, 2015.

Except for the Cooperation Agreement described in Item 1.01 above, there are no arrangements or understandings pursuant to which Mr. Scofield or Mr. Silvers were appointed to the Board. Messrs. Scofield and Silvers are not party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On November 26, 2025, Civeo issued a press release announcing the appointment of Mr. Scofield and Mr. Silvers to the Board and Civeo’s entry into the Cooperation Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any filings made by Civeo under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Document
10.1	Cooperation Agreement, dated November 25, 2025

99.1	Press Release, dated November 26, 2025

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 28, 2025

            CIVEO CORPORATION

                    By: /s/ E. Collin Gerry ,
                    Name:    E. Collin Gerry
Title:    Senior Vice President, Chief Financial Officer and Treasurer